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                                                                    EXHIBIT 10.2

                            OSI PHARMACEUTICALS, INC.
                    AMENDED AND RESTATED STOCK INCENTIVE PLAN
                              STOCK AWARD AGREEMENT

         THIS STOCK AWARD AGREEMENT (the "Agreement") is made this 14th day of April, 2005 by and between OSI PHARMACEUTICALS, INC., a Delaware corporation (the "Company") and DARYL GRANNER of 3808 Stoney Pointe Lane NE, North Liberty, Iowa 52317, USA, (the "Award Recipient").

         WHEREAS, the Company has agreed to acquire the entire issued share capital of Prosidion Limited which it does not already own, a company incorporated under the laws of England and Wales ("Prosidion");

         WHEREAS, the Award Recipient currently provides services to Prosidion as a member of its Scientific Advisory Board ("SAB") and the Company wishes the Award Recipient to continue to provide such services on and after the closing date of the Company's acquisition of the entire share capital of Prosidion (the "Closing Date");s

         WHEREAS, the Award Recipient entered into a share subscription and vesting agreement with Prosidion as of October 1, 2004 (the "Subscription Agreement") under which Prosidion agreed to issue shares of Prosidion to the Award Recipient in accordance with the terms of the Subscription Agreement;

         WHEREAS, Prosidion and the Award Recipient have agreed to terminate the Subscription Agreement, effective as of the Closing Date, provided that the Company agrees to issue to the Award Recipient certain shares of common stock of the Company, par value $.01 per share (the "Common Stock") on terms substantially similar to the terms of the Subscription Agreement;

         NOW, THEREFORE, the parties hereto mutually agree to the following terms and conditions of this Agreement:

                  1. STOCK AWARD. Pursuant to the terms of the OSI Pharmaceutical, Inc. Amended and Restated Stock Incentive Plan (the "Plan"), a copy of which is attached hereto as Exhibit A, the Company hereby awards to the Award Recipient the opportunity to earn up to 592 shares of Common Stock based on an exchange ratio of one (1) share in Prosidion to 0.29685 shares of Common Stock in accordance with the terms and conditions of this Agreement (the "Stock Award").

No certificates representing fractional shares of the Parent Company Stock shall be issued, and such fractional share interests will not entitle the Member to vote or to any other rights of a stockholder of the Parent Company. With respect to any fractional share interest to which the Member is entitled, the Member shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which the Member would otherwise be entitled by (ii) $53.90.

                  2. CONDITIONED ON DEED OF TERMINATION AND RELEASE. The issuance of any shares of Common Stock under this Stock Award is conditioned on the Award Recipient's agreement to, and execution of, the Deed of Termination and Release in the form attached hereto as Exhibit B, effective as of the Closing Date.

                  3. ISSUANCE OF SHARES. As of each Vesting Date indicated in the following schedule, the Company shall issue to the Award Recipient the number of shares of Common Stock indicated in such schedule; provided, however, that such shares of Commons Stock shall not be issued if

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the Award Recipient's service as a member of the Board has terminated for any reason prior to such Vesting Date:

NUMBER OF SHARES OF COMMON STOCK            VESTING DATE
--------------------------------            ------------
              296                           October 1, 2005
              296                           October 1, 2006

The provision relating to fractional shares in Section 1 above shall apply.

         4. TERMINATION AND FORFEITURE. This Agreement shall terminate, and the Award Recipient's interest in shares of Common Stock not yet issued hereunder shall be forfeited, as of the date the Award Recipient's service as a member of the SAB of Prosidion terminates for any reason.

         5. WITHHOLDING OF APPLICABLE TAXES. It shall be a condition precedent to the Company's obligation to issue shares of Common Stock pursuant to this Stock Award that the Award Recipient pay, or make provision satisfactory to the Company for the payment of, any taxes the Company is obligated to collect with respect to the issuance of Common Stock under this Stock Award, including but not limited to, any applicable, federal, state, or local withholding or employment taxes.

         6. SECURITIES LAWS. The Company shall not be obligated to issue any shares of Common Stock under this Stock Award in any manner in contravention of the Securities Act of 1933, as amended, any other federal or state securities law or the rules of any exchange or market system upon which the Common Stock is traded. The Board of Directors of the Company or the Committee (as designated under the Plan) may, at any time, require, as a condition to the issuance of shares of Common Stock hereunder, the representation or agreement of the Award Recipient to the effect that the shares issuable hereunder are acquired by the Award Recipient for investment purposes and not with a view to the resale or distribution thereof, and may require such other representations and documents as may be required to comply with applicable securities laws or the rules of any applicable exchange or market system.

         7. SUBJECT TO TERMS OF PLAN. This Stock Award is awarded pursuant to, and is subject to the terms and provisions of, the Plan. All terms used herein which are defined in the Plan and not otherwise defined herein shall have the same meanings as in the Plan. To the extent that the provisions hereof conflict with those of the Plan, the provisions of the Plan shall control. All decisions or interpretations made by the Committee regarding any issue or question arising under this Stock Award or the Plan shall be final, binding and conclusive on the Company and the Award Recipient.

         8. RIGHTS AS STOCKHOLDER. The Award Recipient shall have none of the rights of a stockholder with respect to shares of Common Stock that may be issued under this Agreement unless and until such shares shall be issued in accordance with the terms hereof.

         9. CONTINUED SERVICE. Nothing contained herein or in the Plan shall confer to the Award Recipient any right to continue in the service of the Company, Prosidion or any affiliate of either, or interfere in any way with the right of the Company, Prosidion or any affiliate of either, to terminate the services, responsibilities or duties of the Award Recipient at any time for any reason whatsoever.

         10. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of the parties hereto, including the successors and assigns of the Company and the heirs and personal representatives of the Award Recipient.

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         IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the day and year first above written.

                                            OSI PHARMACEUTICALS, INC.

                                            /s/ Robert L. Van Nostrand
                                            --------------------------
                                            Name: Robert L. Van Nostrand
                                            Title: Vice President and
                                                   Chief Financial Officer

                                            /s/ Daryl Granner
                                            -------------------
                                            Name: DARYL GRANNER

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